                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of April 20, 1999 by and among Project Software & Development, Inc., a corporation organized under the laws of Massachusetts ("PSDI"), and W.W. Grainger, Inc., a corporation organized under the laws of Illinois ("Grainger").

                                    RECITALS

         A. Concurrently with the execution and delivery of this Agreement, PSDI and Grainger are entering into a Cooperation Agreement, dated as of April 20, 1999 (the "Cooperation Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the development, marketing and management of an electronic commerce and procurement system (as defined therein) and a Stock Purchase Agreement, dated as of April 20, 1999 (the "Stock Purchase Agreement"), which provides for the purchase by Grainger, at a price and on other terms stated therein, of shares of PSDI common stock; and

         B. PSDI has agreed to grant to Grainger an option to acquire certain shares of common stock of its wholly-owned subsidiary MRO.com, a corporation organized under the laws of Delaware ("MRO") ("MRO Common Stock"), on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, to induce Grainger to enter into the Cooperation Agreement and the Stock Purchase Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Cooperation Agreement and the Stock Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Grant of Option. PSDI hereby grants to Grainger an irrevocable option (the "MRO Option") to purchase that number of shares of MRO Common Stock which is equal to 5% of the aggregate number of shares of MRO Common Stock that were issued and outstanding shares or issuable shares (calculated on a fully diluted basis taking into account any options, warrants, conversion rights, redemption or repurchase rights, securities convertible or exchangeable into equity interests, purchase contracts and other rights to purchase or acquire) immediately preceding such exercise (including, without limitation, any shares held by Grainger or its designee).

         2.       Exercise and Termination of the MRO Option.

         (a) Exercise. The MRO Option may be exercised by Grainger at any time beginning and including April 20, 1999 and ending and including April 20, 2001 on not more than one occasion (the "Exercise Period"). If the Cooperation Agreement shall, at the expiration of its initial term, not have been renewed for a term extending until at least April 20, 2001 or, if on or before such date, the Cooperation Agreement shall have been terminated by Grainger other than pursuant to Section 6 of the Cooperation Agreement by reason of the material default of PSDI, then in such event the MRO Option shall not be exercisable to any extent.

         (b) Exercise Procedure. In the event that Grainger wishes to exercise the MRO Option, Grainger shall deliver to PSDI written notice (an "Exercise Notice") specifying the total number of shares of MRO Common Stock that Grainger wishes to purchase. Grainger shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price (as defined below), immediately be deemed to be the holder of record of the shares of MRO Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of PSDI shall then be closed or that certificates representing such shares of MRO Common Stock shall not theretofore have been delivered to Grainger. The closing of a purchase of shares of MRO Common Stock hereunder (a "Closing") shall occur on a date, and at a time designated by Grainger in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing, or, if a Bring-Down Request shall have been made pursuant to Section 6(a) below, not less than ten (10) calendar days after the date of such Exercise Notice.

         (c) Termination of the MRO Option. Notwithstanding the foregoing, if during the Exercise Period the MRO Option is prevented from being exercised by any judgment, decree or order, the MRO Option shall remain exercisable and shall not terminate until 5:00 p.m., Eastern Standard Time, on the tenth (10th) business day after the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) the day after such impediment shall have been removed. Notwithstanding the expiration of the MRO Option, Grainger shall be entitled to purchase the shares of MRO Common Stock with respect to which Grainger had exercised the MRO Option prior to such expiration.

         (d) Exercise Price. The purchase price per share of MRO Common Stock pursuant to the MRO Option (the "Exercise Price") shall be payable in cash and the Exercise Price shall be $3,750,000 for all of the MRO Common Stock subject to the MRO Option.

         3.       Closing.  At any Closing:

         (a) PSDI shall deliver to Grainger or its designee a single certificate in definitive form representing the number of shares of MRO Common Stock designated by Grainger in its Exercise Notice, such certificate to be registered in the name of Grainger or its designee and to bear the legend set forth in Section 7;

         (b) Grainger shall deliver to PSDI the aggregate Exercise Price for the shares of MRO Common Stock so designated and being purchased by wire transfer of immediately available funds to the account or accounts specified in writing by PSDI.

         4. Representations and Warranties of PSDI. PSDI represents and warrants as of the date hereof as follows:

         (a) Organization and Standing. Each of PSDI and MRO is duly organized, validly existing and in good standing under the laws of Massachusetts and Delaware, respectively;

         (b) Authorization. The execution, delivery and performance by PSDI of this Agreement and the sale of the MRO Common Stock and compliance with all the provisions of this Agreement: (a) are within the corporate power and authority of PSDI; (b) do not require any consent or approval of any stockholders of PSDI; and (c) have been authorized by all required corporate proceedings on the part of PSDI. This Agreement constitutes a valid and binding obligation of PSDI, enforceable in accordance with its terms.

         (c) Execution, Etc. This Agreement has been duly and validly executed and delivered by PSDI, and, assuming the due authorization, execution and delivery hereof by Grainger, constitutes the valid and binding obligation of PSDI, enforceable against PSDI in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought; the execution and delivery of this Agreement by PSDI does not, the consummation by PSDI of the transactions contemplated hereby will not, violate or conflict with, (i) any provision of the PSDI charter or the by-laws of PSDI,
(ii) any provision of any material agreement or obligation of PSDI, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PSDI or any of its properties or assets.

         5. Representations and Warranties of Grainger. Grainger represents and warrants to PSDI that:

         (a) Organization and Standing. Grainger is duly organized, validly existing and in good standing under the laws of Illinois;

         (b) Authorization. The execution, delivery and performance by Grainger of this Agreement and compliance with all the provisions of this
Agreement: (a) are within the corporate power and authority of Grainger; (b) do not require any consent or approval of any stockholders of Grainger; and (c) have been authorized by all required corporate proceedings on the part of Grainger. This Agreement constitutes a valid and binding obligation of Grainger, enforceable in accordance with its terms.

         (c) Execution, Etc. This Agreement has been duly and validly executed and delivered by Grainger, and, assuming the due authorization, execution and delivery hereof by PSDI, constitutes the valid and binding obligation of Grainger, enforceable against Grainger in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought; the execution and delivery of this Agreement by Grainger does not, the consummation by Grainger of the transactions contemplated hereby will not, violate or conflict with (i) any provision of the Grainger charter or the by-laws of Grainger, (ii) any provision of any material agreement or obligation of Grainger, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grainger or any of its properties or assets.

         6.       Covenants of PSDI. PSDI covenants and agrees that:

         (a) PSDI Representations and Warranties. Not later than 10 calendar days following PSDI's receipt of an Exercise Notice PSDI will, if requested in such Exercise Notice (a "Bring- Down Request"), deliver to Grainger an instrument executed by PSDI in which PSDI makes to Grainger all of the representations and warranties stated in Exhibit A on the terms there stated, which instrument shall be deemed to be a part of this Agreement and to have been delivered to Grainger as a material inducement to Grainger's exercise, upon which Grainger shall have relied in such exercise.

         (b) Access to MRO Records. Upon PSDI's receipt of any Exercise Notice including a Bring-Down Request, PSDI will provide Grainger with such information and access to such personnel, records and properties as Grainger may reasonably request for Grainger's conducting of due diligence investigations concerning the advisability of its purchase of MRO Common Stock.

         (c) Operation of MRO. Until the expiration of the Exercise Period or until such time (if any) as Grainger shall have exercised the MRO Option, whichever is earlier, MRO and its subsidiaries shall be the primary entities through which PSDI engages in the Internet Procurement Business, and a majority of the Internet Procurement Business of PSDI shall be conducted by or through MRO and its subsidiaries. For this purpose, "PSDI" shall include all entities that are controlled by or under common control with PSDI, and "Internet Procurement Business" shall mean PSDI's providing to its customers the capability to initiate, transact and complete purchases over the Internet of replacement parts for maintenance and repair operations.

         (d) Registration Rights. If at any time a public offering shall be made of MRO Common Stock, PSDI will cause Grainger to be given piggyback registration rights with respect thereto on the same terms as are provided (but, in this case, with respect to MRO Common Stock) in the Registration Rights Agreement between PSDI and Grainger of even date herewith.

         7. Restrictive Legends. Each certificate representing shares of MRO Common Stock issued to Grainger hereunder shall include a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Grainger shall have delivered to PSDI a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to PSDI, to the effect that such legend is not required for purposes of the Securities Act or such laws. In addition, such certificates shall bear any other legend as may be required by law.

         8. Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable unless, the assignment is made to an affiliate or subsidiary of the parties hereto, by operation of law or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever.

         9.       Validity.

         (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

         (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

         (c) If for any reason any such court or other governmental or regulatory authority determines that Grainger is not permitted to acquire, the full number of shares of MRO Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of PSDI to allow Grainger to acquire such lesser number of shares as may be permissible without any other amendment or modification hereof.

         (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):


IF TO GRAINGER, TO:
------------------

By Mail, Overnight Courier or Hand:

Prior to June 1, 1999                                After June 1, 1999

W.W. Grainger, Inc.                                  W.W. Grainger, Inc.
455 Knightsbridge Parkway                            100 Grainger Parkway
Lincolnshire, Illinois 60069-3620                    Lake Forest, Illinois 60045
Attention: Secretary                                 Attention: Secretary

By Fax:  (847) 793-6398                              By Fax: (847) 535-9240

IF TO PROJECT SOFTWARE & DEVELOPMENT, INC., TO:
----------------------------------------------

By Mail, Overnight Courier or Hand:

100 Crosby Drive
Bedford, MA 01730
Attention: Chief Financial Officer

By Fax: (781) 280-0207

with a copy to:

Foley, Hoag & Eliot LLP
One Post Office Square
Boston, MA 02109
Fax: (617) 832-7000
Attention: Peter M. Rosenblum

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                       PRODUCT SOFTWARE & DEVELOPMENT, INC.


                                       By: /s/ Norman E. Drapeau
                                           ----------------------------------
                                           Name:  Norman E. Drapeau
                                           Its:  President and CEO


                                       W.W. GRAINGER, INC.


                                       By: /s/ John A. Schweig
                                           ----------------------------------
                                           Name: John A. Schweig
                                           Its:  Senior Vice-President

                                    EXHIBIT A


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         PSDI represents and warrants to Grainger that, except as otherwise set forth in the attached Disclosure Schedule:

         1. The representations and warranties set forth in Section 4 of the Stock Option Agreement are true and correct.

         2. ORGANIZATION AND STANDING. MRO (herein sometimes called the "Company") is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate or equivalent power and authority to own, operate and lease its assets and to carry on its business as currently conducted. The Company and its subsidiaries are duly qualified to conduct business and are in good standing in every jurisdiction in which the nature of the respective business conducted or assets owned by it makes such qualification necessary and where the failure so to qualify would have a material adverse effect on its business or financial condition (a "material adverse effect"), and has all governmental licenses, authorizations, consents and approvals required to carry on its business as currently conducted except where the failure to hold such licenses, authorizations, consents or approvals would not have a material adverse effect.

         3. AUTHORIZATION. The issuance and sale of the shares will not trigger any current Company shareholders' rights plan or violate (or create any rights under) the provisions of M.G.L.A. chapters 110C, 110D, 110E and 110F. The Company has furnished to Grainger (herein sometimes called the "Purchaser") true and correct copies of the Company's Certificate of Incorporation and By-Laws as in effect on the date of this representation and warranty.

         4. CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company is as stated on the Disclosure Schedule. All of the outstanding shares of Common Stock, and the shares, have been duly authorized, and the outstanding shares of Common Stock are, and the shares upon issuance and payment therefor as provided herein will be, validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver any shares of capital stock, other than pursuant to this option. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote on any matter.

         5. COMPANY REPORTS; FINANCIAL STATEMENTS. The Company's latest financial statements included in the audited financial statements of PSDI, copies of which have been furnished to Grainger (the "Company Reports), fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of cash flow included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly present in all material respects the consolidated results of operations and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of interim statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

         6. TAXES. The Company and each of its subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any or its subsidiaries the failure to pay which would have a material adverse effect. Such returns are true and accurate in all material respects. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes are, in the opinion of the Company, adequate.

         7. GOVERNMENTAL FILINGS. In connection with the option exercise and share sales, there are no filings, authorizations, consents, approvals or notices required with or by any court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain will not, individually or in the aggregate, have a material adverse effect.

         8. LITIGATION AND LIABILITIES. There are no actions, suits, claims, proceedings or investigations pending against, or to the knowledge of PSDI or the Company, threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any governmental entity or otherwise that (i) individually or in the aggregate would be expected to have a material adverse effect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or (iii) alleges criminal action or inaction. As of the date hereof, neither the Company, its subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or that would reasonably be expected to have, a material adverse effect or that would prevent or delay the consummation of the transactions contemplated hereby. Except as disclosed in the Company Reports, there are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company or any of its subsidiaries in favor of directors, officers, employees and agents of the Company or any of its Subsidiaries.

         9. COMPLIANCE WITH LAWS; PERMITS. The businesses of each of the Company and its subsidiaries have been, and are being, conducted in compliance with all applicable laws except in any such case for noncompliance that, individually or in the aggregate, would not have a material adverse effect. The Company and its subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which would not, individually or in the aggregate, have a material adverse effect.

         10. NO ADVERSE EFFECTS OR CHANGES. Since the date of the latest PSDI Company Report, neither the Company nor any subsidiary has experienced: (i) any material adverse change in the condition (financial or otherwise), earnings, operations, business or business prospects of the Company and its subsidiaries considered as one enterprise, (ii) any transaction that is material to the Company and its subsidiaries considered as one enterprise, except transactions entered into in the ordinary course of business, (iii) any obligation, direct or contingent, that is material to the Company and its subsidiaries considered as one enterprise, incurred by the Company or its subsidiaries, except obligations incurred in the ordinary course of business, (iv) any change in the capital stock or outstanding indebtedness of the Company or any of its subsidiaries that is material to the Company and its subsidiaries considered as one enterprise,
(v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its subsidiaries, or (vi) any loss or damage (whether or not insured) to the property of the Company or any of its subsidiaries which has been sustained or will have been sustained which has a material adverse effect on the condition (financial or otherwise), earnings, operations, business or business prospects of the Company and its subsidiaries considered as one enterprise.

         11. MATERIAL CONTRACTS. Neither the Company nor any of its Subsidiaries, to the best of the Company's knowledge, nor any other party is in breach of or in default under any material contract, except for such breaches and defaults as individually or in the aggregate have not had and will not have a material adverse effect.

         12. YEAR 2000 COMPLIANCE. The occurrence in or use by any of the Company's current or future versions of its software systems that the Company markets or licenses (collectively, the "Commercial Systems") of dates on or after January 1, 2000 ("Millennial Dates") will not materially adversely affect the Commercial Systems' performance with respect to date-dependent data, computations, output, or other functions (including, without limitation, calculating, comparing and sequencing). The Commercial Systems will create, store, process and output information related to or including Millennial Dates without material error or omissions and at no additional cost to the Company; the foregoing warranty is subject to error-free input of date data in appropriate format to the Commercial Systems.

         As of December 31, 1999, the occurrence in or use by any of the Company's current or future software systems used for its internal business operations (collectively, the "Internal Systems") of dates on or after January 1, 2000 will not materially adversely affect the Internal

Systems' performance with respect to date-dependent data, computations, output, or other functions (including, without limitation, calculating, comparing and sequencing). That the Internal Systems will create, store, process and output information related to or including Millennial Dates without material error or omissions; the foregoing warranty is subject to error-free input of date data in appropriate format to the Internal Systems. To PSDI's best estimates and knowledge, the costs associated with reaching the foregoing Internal Systems warranty status shall not materially adversely affect the Company.

         13. INTELLECTUAL PROPERTY. Each of the Company and its subsidiaries owns or possesses adequate rights to use all patents, patent rights, inventions, trade secrets, know-how, trademarks, technology, licenses, service marks, trade names and copyrights which are necessary to conduct its businesses as presently conducted; the expiration in accordance with the terms of the applicable agreements of any patent, patent rights, trademarks, service marks, trade names or copyrights would not to the Company's knowledge have a material adverse effect on the condition (financial or otherwise), earnings, operations, business or business prospects of the Company and its subsidiaries considered as one enterprise; the Company has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of the Company by others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights; and the Company has not received any notice of and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), earnings, operations, business or business prospects of the Company and its subsidiaries considered as one enterprise.

         14.      ENVIRONMENTAL MATTERS.

         (a) The Company and its subsidiaries are in compliance with all environmental laws, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any liability, obligation or lien under any environmental law; and

         (b) the Company and its subsidiaries are in possession of all environmental permits, if any, required for the conduct or operation of their respective businesses (or any part thereof), and are in compliance with all of the requirements and limitations included in such environmental permits.

         15. ACCURACY OF STATEMENTS. These representations and warranties and any schedule or certificate furnished or to be furnished by PSDI to Purchaser in connection herewith taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         The representations and warranties stated above shall survive for 18 months following the option exercise.